EXHIBIT 99.1

GROUP AGREEMENT

WHEREAS, certain of the undersigned are shareholders, direct or beneficial, of BSquare Corporation, a Washington corporation (the “Company”);

WHEREAS, The Richard A. Karp Trust, Richard A. Karp, Michael Karp and Sean Kelly (the “Group”) wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2022 annual meeting of shareholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 27th day of January 2022 by the parties hereto:

1. In the event that the Group becomes obligated to file a statement on Schedule 13D while this agreement (the “Agreement”) is in effect, in accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Group agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2. So long as this Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3. Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4. The Richard A. Karp Trust shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5. Each of the undersigned agrees that any SEC filing, press release or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by a representative of The Richard A. Karp Trust.

6. The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

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7. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8. This Agreement is governed by and will be construed in accordance with the laws of the State of New York. Any legal action or proceeding arising out of the provisions of this Agreement or the parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9. The parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Section 4 and Section 8 which shall survive any termination of this Agreement) shall terminate immediately after the conclusion of the activities set forth in Section 3 or as otherwise agreed to by the parties. Notwithstanding the foregoing, at any time prior to the filing by the Group of an initial Schedule 13D, any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by email to Andrew M. Freedman at Olshan at afreedman@olshanlaw.com.

10. Each party acknowledges that Olshan shall act as counsel for both the Group and The Richard A. Karp Trust relating to their investment in the Company.

11. The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

12. Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D that may in the future be required to be filed under applicable law.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

The Richard A. Karp Trust
/s/ Richard A. Karp
Richard A. Karp Trustee

/s/ Michael Karp
Michael Karp

/s/ Sean Kelly
Sean Kelly

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